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                              USA Detergents, Inc.
                               1735 Jersey Avenue
                       North Brunswick, New Jersey 08902


                                                                May 5, 1997


Mr. Harold J. Macsata
2820 West Fox Chase Circle
Doylestown, PA


    Re:  Letter Agreement


Dear Hal:

         This will constitute the agreement between you and USA Detergents, Inc. (the "Company") regarding your resignation from employment from the Company and retention as a consultant to the Company, both effective May 5, 1997.

         1. You will be paid your salary, less lawful deductions, and accrued vacation pay through the effective date of your resignation from employment.

         2. In return for your general release and the other covenants and agreements set forth below, the Company will voluntarily provide the following aggregate consideration, which you acknowledge that, on the whole, you are not otherwise entitled to receive under applicable law, Company policy, or pursuant to any contractual agreement you may have with the Company:

              (a) You will be a consultant to the Company for the period beginning on the effective date of your resignation from employment and ending on a date 180 days thereafter, or such earlier date as the Company may determine at any time during such 180 day period (such 180 day or shorter period is referred to in this letter agreement as the "Consulting Term"), at an annualized rate equal to $125,000 per annum, payable in bi-monthly installments, or, at the Company's election, in accordance with the Company's normal salary payment policies for its employees generally. You acknowledge that the Company will not withhold taxes on any amounts paid to you as a consultant, except to the extent required by law, and that you are responsible for any tax withholding, social security, unemployment insurance and other similar payments not made by the Company on any such amounts paid to you.

              (b) You will, during the Consulting Period, be available as a consultant to the Company for an average of thirty-seven and one-half (37.5)

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    hours per week at the Company's offices. It is understood that if
    Consultant meets the average hours requirement contained in the preceding sentence for the bi-weekly pay period referred to in paragraph (a) of this
    Section 2, he will be paid his specified salary for such bi-monthly period despite the occurrence of any holiday on which the Company's offices are closed for business during such period. It is anticipated that you will be working directly with, and providing consulting services and assistance to, Richard Coslow, the present chief financial officer of the Company. You will receive directions as to the scope of your assignment and tasks to be performed from Mr. Coslow and, to the extent he or they so desire, from the Company's Chairman and/or Board of Directors.

         As a consultant, you acknowledge and agree that you are an independent contractor and do not and will not have the power or authority to sign contracts for or otherwise bind the Company without express written authorization from an executive officer of the Company; nor will you hold yourself out as an officer or employee of the Company.

              (c) Except as otherwise provided herein, you will continue to be covered by the Company's group health insurance through the Severance Period (as defined herein) at the Company's expense. After the Severance Period has ended, you may elect to continue your health insurance coverage at your own expense for the period allowed under applicable law, and will be provided information regarding your option to do so by separate letter.

              (d) You shall no longer be entitled to participate in the Company's profit sharing plan (i.e., the "OGM Plan"), and you acknowledge that no sum is owed or may hereafter be owed to you under the OGM Plan in connection with your employment by the Company up to the date hereof.

              (e) If, and only to the extent, that you have satisfactorily provided, in the sole reasonable discretion of the Company, the consulting services required pursuant to the terms hereof during the Consulting Period, you will be entitled to continued vesting of all options granted to you under the Company's 1995 Stock Option Plan (the "Plan") through March 1 1999, in accordance with the option vesting schedule set forth in your option agreements with the Company (the "Option Agreements"). Notwithstanding any provision to the contrary contained in the Plan, the Option Agreements or any agreement made under the Plan or the Option Agreements, all options granted to you must be exercised within six months from the date such options vest (including any automatic vesting in accordance with Section 8 of the Option Agreements) or, as to options which have vested prior to May 5, 1997, on or before November 5, 1997, in all instances unless otherwise agreed to in writing by the Company. You understand that an exercise of any stock option subsequent to three months after the effective date of your resignation from employment with the Company will not be treated as an exercise of an incentive stock option, notwithstanding your status as a consultant to the Company.

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              (f) If, and only to the extent, that you have satisfactorily provided, in the sole reasonable discretion of the Company, the consulting services required pursuant to the terms hereof during the Consulting Period, the Company shall pay to you a severance payment in the amount of $62,500, less all lawful deductions, payable in equal bi-monthly installments (or, at the Company's election, in accordance with the Company's normal salary payment policies for its employees generally) over a period of six months commencing on the date immediately succeeding the last day of the Consulting Term (the "Severance Period").

              (g) It is understood and agreed that you will be unable to perform consulting services hereunder during the period from August 8 to August 24 and that you will not receive any compensation pursuant to paragraph (a) of this Section 2 during such period.

              By entering into this letter agreement, you waive any claim to reinstatement and/or future employment with the Company or any present or future entity affiliated with the Company.

         3. In consideration of the voluntary payment and aggregate consideration offered above, you hereby agree to release and discharge each of the Company, its affiliated entities and its or their respective officers, directors employees, representatives, and agents, from any and all claims, causes of action and demands of any kind, arising at law or in equity, whether known or unknown, which you have, ever have had, and ever in the future may have, against any of them, relating to or arising out of your employment relationship with the Company (including out of your employment agreement with the Company dated as of July 31, 1995 (the "Employment Agreement")) under any contract, tort, federal, state or local fair employment practices or civil rights law including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Worker Benefits Protection Act, the Employee Retirement Income Security Act of 1974, the New Jersey Law Against Discrimination or any claim for physical or emotional distress or injuries, or any other duty or obligation of any kind or description. This release shall apply to all known, unknown, unsuspected and unanticipated claims, liens, injuries and damages relating to or arising out of your employment relationship with the Company including, but not limited to, claims of employment discrimination, indemnity for discharge, or claims sounding in tort or in contract, express or implied, as of the date of the execution of this Agreement. You also agree not to initiate any legal action, charge or complaint against the Company in any forum whatsoever to the extent that such legal action, charge or complaint is based on events which took place prior to the date of execution hereof or claims existing as of the date of execution hereof. In the event any such actions, charges or complaints are asserted in the future by or on behalf of you, a breach of this letter agreement shall be deemed to have occurred, and the Company shall be entitled to the return of the consideration set forth in this letter agreement, as well as the payment of all attorneys'

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fees incurred by the Company in defending such action, charge or complaint, together with any other remedies available to the Company at law or in equity.

         4. You hereby reconfirm the obligations undertaken by you under Sections 7 (confidential information) and 8 (two year covenant not to compete) of your Employment Agreement. You further agree that neither you nor your representatives will publicly or privately disparage or criticize the Company or any of the Company's products, services, divisions, affiliates, related companies or current or former officers, directors, trustees, employees, agents, administrators, representatives or fiduciaries.

         5. Except as set forth in this letter agreement, you acknowledge that upon signing this letter agreement: (a) your Employment Agreement is hereby terminated and of no further force and effect, and (b) all past, present or future obligations of the Company, with respect to your salary, bonuses, vacation, leave and other benefits have been satisfied and fulfilled, and that the Company has no further obligations with respect thereto.

         6. You agree to cooperate with the Company in connection with any threatened, actual or future litigation, administrative hearings or similar matter involving the Company, whether administrative, civil or criminal in nature, in which and to the extent your cooperation is deemed necessary by the Company in its discretion. The Company agrees to reimburse you for all out-of-pocket disbursements incurred by you in connection with your travel needed for such cooperation.

         7. You hereby agree to indemnify and hold harmless the Company, its affiliated entities and its or their respective officers, directors, employees, representatives and agents, against and in respect of any and all damages, losses, liabilities, obligations, costs and expenses (including reasonable attorneys' fees) that the Company or any such other person may suffer or incur as a result of a breach of any of your obligations set forth herein. You hereby acknowledge that in the event of a breach or threatened breach by you of the provisions of this letter agreement, the Company would suffer irreparable harm for which there would be no adequate remedy at law. Accordingly, you agree that in such event, in addition to any other remedies which the Company may have in law or in equity for money damages or other relief, the Company shall be entitled to temporary and/or injunctive relief, without the necessity of proving damages, to enforce the provisions hereof.

         8. You hereby acknowledge that you have been provided an opportunity to consult with an attorney or other advisor of your choice regarding the terms of this letter agreement, that you have been given twenty-one (21) days in which to consider whether you wish to enter into this letter agreement, and that you have elected to enter into this letter agreement knowingly and voluntarily. You further acknowledge that you may revoke your assent to this letter agreement within seven (7) days of its execution by you. If you wish to revoke your agreement, your written notice of revocation must be received within the seven (7) day revocation period by the Company (attention: Frederick
J. Horowitz) at its address. The voluntary payments

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and consideration to be provided by the Company pursuant to paragraph 2 hereof will be made and/or given if you do not revoke this letter agreement prior to the expiration of the revocation period.

         9. Notwithstanding any other provision contained herein, the obligations assumed by the Company under this letter agreement shall be conditioned upon its receipt of an executed duplicate original of this letter agreement and complete adherence to its terms by you.

         10. This letter agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to its conflicts of laws provisions.

         11. If any of the provisions, terms, clauses, or waivers or releases of claims or rights contained in this letter agreement is declared illegal, unenforceable, or ineffective in a legal forum, such provisions, terms, clauses, waivers, releases or claims or rights shall be deemed severable, such that all other provisions, terms, clauses, waivers, releases of claims and rights contained in this letter agreement shall remain valid and binding upon both parties.

         12. The failure of the Company to insist upon strict adherence to any term of this letter agreement on any occasion shall not be considered a waiver thereof or deprive it of the right thereafter to insist upon strict adherence to that term or any other term of this letter agreement.

         13. This letter agreement may not be changed except by a writing signed by you and an authorized management representative of the Company.

         If you agree to the foregoing terms, please sign and return to us the enclosed copy of this letter, which will then be a binding agreement between us.

                                            Very truly yours,

                                            USA DETERGENTS, INC.


                                            By: /s/ Uri Evan
                                                --------------------------
                                                Uri Evan
                                                Chairman of the Board
Agreed to as of May 5, 1997


/s/ Harold J. Macsata
----------------------------------
Harold J. Macsata